EXHIBIT H

FEES PAID TO NEUBERGER BERMAN OR LBAM
(Pursuant to Sub-Advisory Agreement with respect to the Trust and Fund between
NB Management and Neuberger Berman and NB Management and LBAM)

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NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
(fees paid for fiscal year ended December 31, 2008)
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Fund	Sub-advisory Fees
Balanced Portfolio	$ [ _____ ]
Growth Portfolio	$ [ _____ ]
Guardian Portfolio	$ [ _____ ]
High Income Bond Portfolio	$ [ _____ ]
International Portfolio	$ [ _____ ]
Mid-Cap Growth Portfolio	$ [ _____ ]
Partners Portfolio	$ [ _____ ]
Regency Portfolio	$ [ _____ ]
Short Duration Bond Portfolio	$ [ _____ ]
Small-Cap Growth Portfolio (formerly Fasciano Portfolio)	$ [ _____ ]
Socially Responsive Portfolio	$ [ _____ ]

H-1